                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of report: November 9, 1998

                Date of earliest event reported: August 26, 1998

                                  FVC.COM, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)



      000-23305                                          77-0357037
      ---------                                          ----------
(Commission File No.)                        (IRS Employer Identification No.)



                               3393 Octavius Drive
                                    Suite 102
                              Santa Clara, CA 95054
              (Address of principal executive offices and zip code)



       Registrant's telephone number, including area code: (408) 567-7200

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

On September 10, 1998, FVC.COM, Inc. filed a Current Report on Form 8-K with respect to the acquisition of ICAST Corporation by FVC Acquisition Corp., a wholly owned subsidiary of FVC.COM, Inc. Such Current Report indicated that the required financial statements and pro forma financial information would be filed as soon as practicable after the date of such report.

The financial statements and pro forma financial information are filed herewith as follows:

     a.   Financial Statements of Business Acquired

          Financial statements of the business acquired as of and for the periods ended December 31, 1996 and 1997 are included herein.

     b.   Pro Forma Financial Information

          Pro forma financial information for the year ended December 31, 1997 and the six months ended June 30, 1998 are included herein.

     c.   Exhibits

          Consent of Ernst & Young LLP

Item 7(a) - Financial Statements of Business Acquired


                                ICAST CORPORATION
                          (a development stage company)

                          INDEX TO FINANCIAL STATEMENTS


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS.......................   F-2

BALANCE SHEETS..........................................................   F-3

STATEMENTS OF OPERATIONS................................................   F-4

STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)............................   F-5

STATEMENTS OF CASH FLOWS................................................   F-6

NOTES TO FINANCIAL STATEMENTS...........................................   F-8


                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Shareholders
ICAST Corporation

We have audited the accompanying balance sheets of ICAST Corporation (a development stage company) as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity, and cash flows for the periods from May 28, 1996 (inception) to December 31, 1996 and 1997, and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICAST Corporation at December 31, 1997, and the results of its operations and its cash flows for the periods from May 28, 1996 (inception) to December 31, 1996 and 1997, and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming ICAST Corporation will continue as a going concern. As more fully described in Note 1 to the financial statements, ICAST Corporation's ultimate ability to continue as a going concern is dependent upon the successful commercialization of its products and its ability to secure adequate sources of capital until ICAST Corporation is operating profitably and has positive cash flows from operations. In addition, ICAST Corporation's losses from operations and cash used in operations during 1997 raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                           /s/ Ernst & Young LLP
                                                               ERNST & YOUNG LLP

San Jose, California
February 13, 1998,
except for the first paragraph of Note 7, as to which the date is February 24, 1998

                                ICAST CORPORATION
                          (a development stage company)
                                 BALANCE SHEETS


                                                                          December 31,             June 30,
                                                                      1996           1997            1998
                                                                  -----------     -----------     -----------
                                                                                                  (Unaudited)
Assets
Current assets:
   Cash and cash equivalents .................................    $   332,223     $   742,469     $   262,194
   Accounts receivable .......................................           --            37,737         308,659
   Inventory .................................................           --            23,911          41,032
   Prepaid expenses and other assets .........................          2,500          88,135          70,171
                                                                  -----------     -----------     -----------
Total current assets .........................................        334,723         892,252         682,056
Property and equipment, net ..................................         42,104         219,122         245,683
Other assets .................................................          7,394          18,885          21,722
                                                                  -----------     -----------     -----------
                                                                  $   384,221     $ 1,130,259     $   949,461
                                                                  -----------     -----------     -----------
Liabilities and shareholders' equity
Current liabilities:
   Accounts payable ..........................................    $    30,527     $   143,040     $    39,319
   Accrued liabilities .......................................           --            20,200         167,699
   Note payable ..............................................        300,000            --         1,300,000
   Deferred revenue ..........................................           --              --           126,236
   Current portion of capital lease obligations ..............           --            50,403          71,988
                                                                  -----------     -----------     -----------
Total current liabilities ....................................        330,527         213,643       1,705,242

Long-term portion of capital lease obligations ...............           --           115,881         144,505
Commitments
Shareholders' equity:
   Preferred stock, no par value, 6,000,000 shares
     authorized, issuable in series:
       Series A convertible preferred stock, 2,400,000
         shares designated, 2,400,000 shares issued and
         outstanding; aggregate liquidation preference of
         $600,000 at December 31, 1996 and 1997, and
         June 30, 1998 (unaudited) ...........................        597,000         597,000         597,000
       Series B convertible preferred stock, 1,965,001
         shares designated, 1,946,482 shares issued and
         outstanding at December 31, 1997 and June 30, 1998
         (unaudited) (none at December 31, 1996); aggregate
         liquidation preference of $2,708,095 ................           --         2,604,086       2,604,086
   Common stock, no par value, 20,000,000 shares
     authorized; 800,000, 2,150,000, and 2,421,250 shares
     issued and outstanding at December 31, 1996 and 1997,
     and June 30, 1998 (unaudited) ...........................          8,000          21,500          30,676
   Shareholder note receivable ...............................         (8,000)           --              --
   Deficit accumulated during the development stage ..........       (543,306)     (2,421,851)     (4,132,048)
                                                                  -----------     -----------     -----------
Total shareholders' equity (deficit) .........................         53,694         800,735        (900,286)
                                                                  -----------     -----------     -----------
Total liabilities and shareholders' equity ...................    $   384,221     $ 1,130,259     $   949,461
                                                                  -----------     -----------     -----------
                                                                  -----------     -----------     -----------



                             See accompanying Notes

                                ICAST CORPORATION
                          (a development stage company)

                            STATEMENTS OF OPERATIONS


                                            Periods From
                                      May 28, 1996 (Inception) to
                                      ---------------------------     Year Ended                          Six Months Ended
                                              December 31,             June 30,       December 31,             June 30,
                                      ---------------------------     -----------     -----------     ---------------------------
                                          1996            1997           1998            1997            1997            1998
                                      -----------     -----------     -----------     -----------     -----------     -----------
                                                        (Unaudited)                    (Unaudited)
Revenues .........................    $      --       $   106,669     $   350,788     $   106,669     $      --       $   244,119
Cost of revenues .................           --            15,768          52,202          15,768            --            36,434
                                      -----------     -----------     -----------     -----------     -----------     -----------
Gross profit .....................           --            90,901         298,586          90,901            --           207,685
Operating costs and expenses:
   Research and development ......         75,799       1,124,476         452,877       1,048,677         301,516         814,050
   Acquired in-process
     technology ..................        452,877         452,877       1,938,526            --              --              --
   Selling and marketing .........           --           564,806       1,292,276         564,806         145,922         727,470
   General and administrative ....         14,630         429,485         789,523         414,855         148,593         360,038
                                      -----------     -----------     -----------     -----------     -----------     -----------
Total operating costs and
   expenses ......................        543,306       2,571,644       4,473,202       2,028,338         596,031       1,901,558

Loss from operations .............        543,306       2,480,743      (4,174,616)      1,937,437         596,031       1,693,873

Other income and expense, net ....           --           (66,663)        (80,530)        (66,663)        (25,938)        (13,867)
Interest expense .................           --             7,771          37,962           7,771            --            30,191
                                      -----------     -----------     -----------     -----------     -----------     -----------
Net loss .........................    $  (543,306)    $(2,421,851)    $(4,132,048)    $(1,878,545)    $  (570,093)    $(1,710,197)



                                ICAST CORPORATION
                          (a development stage company)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                    Periods from May 28, 1996 (inception) to
            December 31, 1996 and 1997, and June 30, 1998 (unaudited)


                                                                      Convertible Preferred Stock
                                                         ------------------------------------------------------
                                                                Series A                      Series B
                                                         ------------------------     -------------------------
                                                          Shares         Amount         Shares         Amount
                                                         ---------     ----------     ----------    -----------
  Issuance of common stock to founder in
    July 1996; 800,000 shares issued for note
    receivable at $0.01 per share .................           --       $                    --       $     --

  Issuance of Series A convertible preferred
    stock to founder in July 1996; 1,811,508
    shares issued for intellectual property
    rights and 588,492 shares issued for cash
    at $0.25 per share (net of issuance costs
    of $3,000) ....................................      2,400,000        597,000           --             --
  Net loss ........................................           --             --             --             --
                                                         ---------     ----------     ----------    -----------
Balance at December 31, 1996 ......................      2,400,000        597,000           --             --

  Issuance of common stock to employees for cash
    upon exercise of stock options in January 1997.           --             --             --

  Issuance of Series B convertible preferred stock
    to investors in March 1997; 187,346 shares issued
    upon conversion of debt and accrued interest
    and 1,759,136 shares issued for cash at $1.35
    per share (net of issuance costs of $23,665) ..           --             --        1,946,482      2,604,086

  Note receivable forgiven in exchange for services           --             --             --             --

  Net loss ........................................           --             --             --             --
                                                         ---------     ----------     ----------    -----------
Balance at December 31, 1997 ......................      2,400,000        597,000      1,946,482      2,604,086

  Issuance of common stock to employees for cash upon
    exercise of stock options (unaudited) .........           --             --             --             --

  Net loss (unaudited) ............................           --             --             --             --

Balance at June 30, 1998 (unaudited) ..............      2,400,000     $  597,000      1,946,482     $2,604,086
                                                         ---------     ----------     ----------    -----------
                                                         ---------     ----------     ----------    -----------


                                                                                                     Deficit
                                                                                                     Accumu-
                                                                                                      lated
                                                                                                    During the         Total
                                                              Common Stock              Note         Develop           Share-
                                                         ------------------------      Receiv-        -ment            holders
                                                          Shares         Amount          able         Stage            Equity
                                                         ---------     ----------     ----------    -----------      -----------
  Issuance of common stock to founder in
    July 1996; 800,000 shares issued for note
    receivable at $0.01 per share .................        800,000     $    8,000     $  (8,000)    $    --          $    --

  Issuance of Series A convertible preferred
    stock to founder in July 1996; 1,811,508
    shares issued for intellectual property
    rights and 588,492 shares issued for cash
    at $0.25 per share (net of issuance costs
    of $3,000) ....................................           --             --             --           --              597,000

  Net loss ........................................           --             --             --         (543,306)        (543,306)
                                                         ---------     ----------     ----------    -----------      -----------
Balance at December 31, 1996 ......................        800,000          8,000        (8,000)       (543,306)          53,694

  Issuance of common stock to employees for cash
    upon exercise of stock options in January 1997.      1,350,000         13,500           --           --               13,500

  Issuance of Series B convertible preferred stock
    to investors in March 1997; 187,346 shares issued
    upon conversion of debt and accrued interest
    and 1,759,136 shares issued for cash at $1.35
    per share (net of issuance costs of $23,665) ..           --             --             --           --            2,604,086

  Note receivable forgiven in exchange for services           --             --           8,000          --                8,000

  Net loss ........................................           --             --             --       (1,878,545)      (1,878,545)
                                                         ---------     ----------     ----------    -----------      -----------
Balance at December 31, 1997 ......................      2,150,000         21,500           --       (2,421,851)         800,735

  Issuance of common stock to employees for cash upon
    exercise of stock options (unaudited) .........        271,250          9,176           --           --                9,176

  Net loss (unaudited) ............................           --             --             --       (1,710,197)      (1,710,197)

Balance at June 30, 1998 (unaudited) ..............      2,421,250     $   30,676     $     --      $(4,132,048)     $  (900,286)
                                                         ---------     ----------     ----------    -----------      -----------
                                                         ---------     ----------     ----------    -----------      -----------


                                ICAST CORPORATION
                          (a development stage company)

                            STATEMENTS OF CASH FLOWS


                                                               Periods From
                                                       May 28, 1996 (Inception) to
                                                   -------------------------------------   Year Ended       Six Months Ended
                                                        December 31           June 30      December 31         December 31
                                                   -----------------------   -----------   -----------   -------------------------
                                                     1996         1997          1998          1997          1997         1998
                                                   ---------   -----------   -----------   -----------   ----------    -----------
Operating activities
Net loss .......................................   $(543,306)  $(2,421,851)  $(4,132,048)  $(1,878,545)  $ (570,093)   $(1,710,197)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation .................................       7,509        60,535       111,446        53,026       19,770         50,911
  Preferred stock issued for
   intellectual property rights ................     452,877       452,877       452,877          --           --             --
  Note receivable forgiven for services ........        --           8,000         8,000         8,000        8,000           --
  Changes in operating assets
   and liabilities:
  Accounts receivable ..........................        --         (37,737)     (308,659)      (37,737)      (1,602)      (270,922)
  Inventory ....................................        --         (23,911)      (41,032)      (23,911)        --          (17,121)
  Prepaid expenses and
   other assets ................................      (9,894)     (107,020)      (91,893)      (97,126)     (26,342)        15,127
  Accounts payable .............................      30,527       143,040        39,319       112,513      298,581       (103,721)
  Accrued liabilities ..........................        --          20,200       167,699        20,200       10,753        147,499
  Deferred revenue .............................        --            --         126,236          --           --          126,236
                                                   ---------   -----------   -----------   -----------   ----------    -----------
Net cash used in operating activities ..........     (62,287)   (1,905,867)   (3,668,055)   (1,843,580)    (260,933)    (1,762,188)

Investing activities
Capital expenditures ...........................     (49,613)      (98,757)      (98,757)      (49,144)    (135,294)          --
                                                   ---------   -----------   -----------   -----------   ----------    -----------
Net cash used in investing activities ..........     (49,613)      (98,757)      (98,757)      (49,144)    (135,294)          --

Financing activities
Proceeds from issuance of Series A
 preferred stock, net ..........................     144,123       144,123       144,123          --           --             --
Proceeds from issuance of Series B
 referred stock, net ...........................        --       2,354,086     2,354,086     2,354,086    2,354,086           --
Proceeds from issuance of common stock .........        --          13,500        22,676        13,500       13,500          9,176
Proceeds from issuance of note payable .........     300,000       550,000     1,850,000       250,000         --        1,300,000
Repayment of note payable ......................        --        (300,000)     (300,000)     (300,000)    (300,000)          --
Principal payments under capital lease
 obligations ...................................        --         (14,616)      (41,879)      (14,616)        --          (27,263)
                                                   ---------   -----------   -----------   -----------   ----------    -----------
Net cash provided by financing activities ......     444,123     2,747,093     4,029,006     2,302,970    2,067,586      1,281,913
                                                   ---------   -----------   -----------   -----------   ----------    -----------



                                                               Periods From
                                                       May 28, 1996 (Inception) to
                                                   -------------------------------------   Year Ended       Six Months Ended
                                                        December 31           June 30      December 31         December 31
                                                   -----------------------   -----------   -----------   -------------------------
                                                     1996         1997          1998          1997          1997         1998
                                                   ---------   -----------   -----------   -----------   ----------    -----------
Net increase (decrease) in cash and cash
 equivalents ...................................     332,223       742,469       262,194       410,246    1,671,359       (480,275)
Cash and cash equivalents at beginning
 of period .....................................        --            --            --         332,223      332,223        742,469
                                                   ---------   -----------   -----------   -----------   ----------    -----------
Cash and cash equivalents at end of period .....   $ 332,223   $   742,469   $   262,194   $   742,469   $2,003,582    $   262,194
                                                   ---------   -----------   -----------   -----------   ----------    -----------
                                                   ---------   -----------   -----------   -----------   ----------    -----------
Supplemental schedules of cash flow
 information
Equipment acquired under capital lease
 arrangements ..................................   $   --      $   180,900   $   258,372   $   180,900   $    --       $    77,472
Cash paid for interest .........................   $   --      $     7,771   $    20,895   $     7,771   $    --       $    13,124

Supplemental schedules of noncash transactions
Common stock issued in exchange for
 note receivable ...............................   $   8,000   $     8,000   $     8,000   $      --     $    8,000    $      --
Conversion of debt and accrued interest
 to Series B preferred stock ...................   $   --      $   252,917   $   252,917   $   252,917   $  252,917    $      --


                          NOTES TO FINANCIAL STATEMENTS

1.   Organization and Summary of Significant Accounting Policies

     Organization and Nature of Operations

     ICAST Corporation (the Company) was incorporated as ICAST Communications, Inc. in California on May 28, 1996. In January 1997, the Company's Articles of Incorporation were amended to change the name of the Company to ICAST Corporation. The Company develops, markets, and supports software designed for Internet and Intranet broadcasting of real-time video, audio, and data. Customers consist primarily of corporations located in the United States. The Company is still in the development stage, and its principal activities to date have been recruiting personnel, raising capital, acquiring operating assets, and performing research and development.

     Basis of Presentation

     In the course of its development activities, the Company has incurred significant cumulative losses totaling $2,421,851 and expects additional losses in 1998. At December 31, 1997, the Company had working capital of $678,609 and total shareholders' equity of $800,735. The Company's current operating plan shows that the Company will require substantial additional capital to fund its operations, continue research and development programs, and commercialize its product. To date, the Company has financed its operations with the net proceeds from private placements of its equity securities, notes payable, and capital equipment lease financing. The Company plans to seek additional funding through public or private financing or other arrangements with third parties. Currently, the Company has entered into a nonbinding letter of understanding with investors to raise approximately $6,000,000 in exchange for the issuance of preferred stock. There can be no assurance that the financing contemplated by the letter of understanding will be consummated or that additional funds from any other sources will be available on acceptable terms. The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of these uncertainties.

     Interim Financial Statements

     The accompanying balance sheet as of June 30, 1998 and the statements of operations and cash flows for the six-month periods ended June 30, 1997 and 1998 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the six-month period ended June 30, 1998 are not necessarily indicative of operating results to be expected for the full fiscal year.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash and Cash Equivalents

     Cash equivalents are highly liquid investments with original maturity dates of three months or less at the date of acquisition.

     Inventory

     Inventory is stated at the lower of cost, determined on a first-in, first-out method, or market.

     Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is provided over the estimated useful lives of the respective assets, estimated to be three years, on a straight-line method. Equipment with an aggregate cost of approximately $180,900 and accumulated amortization of approximately $23,264 at December 31, 1997 is subject to capital lease arrangements. The Company has the option to purchase the assets under these leases at the conclusion of the lease term at a stated price.

     Property and equipment consist of the following:


                                                           December 31,
                                                     -----------------------
                                                        1996          1997
                                                     ---------     ---------
          Computer and office equipment .........    $  49,613     $ 261,057
                                                     ---------     ---------
          Furniture and fixtures ................         --          18,600
                                                     ---------     ---------
                                                        49,613       279,657
          Accumulated depreciation ..............       (7,509)      (60,535)
                                                     ---------     ---------
          Property and equipment, net ...........    $  42,104     $ 219,122
                                                     ---------     ---------
                                                     ---------     ---------


     Revenue Recognition

     The Company recognizes revenue upon shipment, net of provisions for estimated future returns, when no significant vendor obligations remain. The Company offers the right of return of its products under various policies. Returns to date have not been significant.

     Advertising Costs

     Advertising costs are expensed as incurred. Advertising expense was approximately $65,400, $0, and $65,400 for the period from May 28, 1996 (inception) to December 31, 1996, the period from May 28, 1996 (inception) to December 31, 1997, and for the year ended December 31, 1997, respectively.

     Stock-Based Compensation

     The Company grants stock options for a fixed number of shares to employees, officers, directors, and consultants with an exercise price equal to the fair value of the shares at the date of grant. As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounts for stock option grants to employees and directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25) and, accordingly, recognizes no compensation expense for stock option grants with an exercise price equal to the fair value of the shares at the date of grant.

     Concentration of Credit Risk

     The Company sells its products to various companies across several industries and geographic locations, primarily in the United States. The Company generally does not require collateral for accounts receivable. When required, the Company maintains allowances for credit losses. The Company has incurred losses to date that have been within management's estimates.

     New Accounting Pronouncements

     The American Institute of Certified Public Accountants' Statement of Position, "Software Revenue Recognition" (SOP 97-2), will be effective for the Company beginning in the first quarter of 1998. The criteria for recognizing revenue under SOP 97-2 is generally more rigorous than the previous accounting standard. Due to uncertainties that exist with respect to the appropriate interpretations and manner of implementation of SOP 97-2 in certain areas, the effect on the Company is uncertain but could be significant.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS
130), and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131). FAS 130 established rules for reporting and displaying comprehensive income. FAS 131 will require the Company to use the management approach in disclosing segment information. Both statements are effective for the Company during 1998. The Company does not believe that the adoption of either FAS 130 or FAS 131 will have a material impact on the Company's results of operations, cash flows, or financial position.

2.   Note Payable

     In December 1996, the Company received a $300,000 advance from a potential investor. The note payable was repaid by the Company in February 1997.

     In February 1997, the Company received a $250,000 convertible promissory note bearing interest at 7% per year. In March 1997, the note and accrued interest were converted into 187,346 shares of Series B convertible preferred stock.

3.   Commitments

     The Company leases its facilities under noncancelable operating lease agreements that expire in January 1999 and October 2000.

     The Company has an option to extend the term of one of its operating leases for an additional term of two years. Total rent expense was approximately $10,000, $69,600, and $59,600 for the period from May 28, 1996 (inception) to December 31, 1996, the period from May 28, 1996 (inception) to December 31, 1997, and for the year ended December 31, 1997, respectively. In addition, the Company has a capital lease line available totaling $500,000 at December 31, 1997. At December 31, 1997, $319,100 was unused and available.

     Future minimum lease payments under operating and capital leases at December 31, 1997 are as follows:

                                                    Operating   Capital
                                                      Leases    Leases
                                                    --------    --------
             1998 ..............................    $145,352    $ 52,468
             1999 ..............................     108,080      52,468
             2000 ..............................      91,224      52,468
             2001 ..............................        --        37,371
             Thereafter ........................        --          --
                                                    --------    --------
          Total minimum payments required ......    $344,656     194,775
                                                    --------
          Less amount representing interest ....                  28,491
                                                                --------
          Present value of future minimum
             lease payments ....................                 166,284
          Less current portion .................                  50,403
                                                                --------
          Long-term portion ....................                $115,881
                                                                --------


4.   Shareholders' Equity

     Preferred Stock

     The Company's Articles of Incorporation provide for the issuance of up to 6,000,000 shares of preferred stock, 2,400,000 of which have been designated as Series A and 1,965,001 as Series B. Each holder of a share of preferred stock votes with the Company's common shareholders on an as-converted basis. Series A preferred stock has a liquidation preference of $0.25 per share plus any declared but unpaid dividends. Series B preferred stock has a liquidation preference of $1.35 per share plus any declared but unpaid dividends, plus an amount equal to 4% of the original purchase price.

     At any time, at the option of the shareholder, each outstanding share of preferred stock may be converted to one share of common stock. Conversion will automatically occur upon the earlier of (i) the closing of an underwritten public offering of common stock at a per share offering price of not less than $6.00 and gross proceeds of not less than $10,000,000, or (ii) the consent of holders of not less than 50% of the then outstanding shares of preferred stock.

     Series A and B preferred shareholders are entitled to receive noncumulative dividends at an annual rate of $0.0175 and $0.0945 per share, respectively. Dividends will only be paid when declared by the Board of Directors out of legally available funds. No dividends have been declared as of December 31, 1997.

     At December 31, 1997, the Company has reserved 4,365,001 shares of common stock for issuance upon conversion of its Series A and B preferred stock.

     Common Stock

     In July 1996 and January 1997, the Company issued a total of 2,150,000 shares of common stock to founders for a note receivable and cash. Of this amount, 1,200,000 shares of common stock are subject to repurchase, at the original issue price, until vested. Vesting with respect to 12.5% occurred in July 1997, with the balance vesting ratably over a period of four years. At December 31, 1997, approximately 940,625 shares were subject to repurchase.

     Stock Warrants

     In July 1997, in connection with a capital lease line of credit with a financing company, the Company issued a warrant to purchase 18,519 shares of Series B preferred stock at an exercise price of $1.35 per share. The warrant may be exercised at any time on or before the later of July 1, 2004, or three years from the effective date of an initial public offering. No stock warrants were exercised in 1997.

     Stock Option Plan

     Under the 1996 Stock Option Plan (the Plan), which was adopted in September 1996, options may be granted for common stock pursuant to actions by the Board of Directors or a committee appointed by the board to employees, including officers, directors, and consultants. Options granted are either incentive stock options or nonstatutory stock options and become exercisable ratably over a term specified in each option agreement. The term of the Plan is ten years, and the Company has initially reserved 1,540,000 shares of common stock for issuance under the Plan. The Plan was amended in January 1997, to increase the number of available shares by 1,150,000, bringing the total up to 2,690,000 shares of common stock.

     Incentive stock options, nonstatutory options, and options to 10% shareholders granted under the Plan are at prices not less than 100%, 85%, and 110%, respectively, of the fair value on the date of grant, as determined by the Board of Directors, and become exercisable at the date of grant. These options are subject to repurchase until vested. Options granted under the Plan expire over periods specified for each grant, not to exceed ten years.

     Pro forma information regarding net loss and net loss per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1996 and 1997: no dividends, an expected life of three years, and a risk-free interest rate of 6.3% for the year ended December 31, 1997, and the period from May 28, 1996 (inception) to December 31, 1996.

     The effect of applying the minimum value method under FAS 123 to the Company's stock options granted in 1996 did not result in a pro forma net loss amount that was materially different from historical amounts reported. Therefore, such pro forma information is not separately presented herein. Pro forma net loss for 1997 was approximately $1,892,000. Future pro forma net income (loss) results may be materially different from actual amounts reported.

     1997 Directors' Stock Option Plan

     The 1997 Directors' Stock Option Plan (the Directors' Plan) was adopted by the Board of Directors in July 1997. A total of 150,000 shares of common stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the granting of nonstatutory stock options to nonemployee directors of the Company.

     The Directors' Plan provides that each person who becomes a nonemployee director of the Company on or after July 15, 1997, shall be granted a nonstatutory stock option to purchase 30,000 shares of common stock (the Initial Grant) on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on each anniversary of a director's Initial Grant, each nonemployee director shall be granted an additional option to purchase 5,000 shares of common stock (a Succeeding Grant) if, on such date, he or she shall have served continually on the Company's Board of Directors.

     The Directors' Plan provides that the Initial Grant shall become exercisable in installments as to one-third of the total number of shares subject to the Initial Grant on each of the first, second, and third anniversaries of the date of grant of the Initial Grant, and each Succeeding Grant shall become exercisable in full on the first anniversary of the date of grant of that Succeeding Grant. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. At December 31, 1997, 60,000 shares were outstanding at a weighted average price of $0.10 with 90,000 shares available for future grants.

     Activity under the Company's option plans for the fiscal year ended December 31, 1997 is as follows:


                                                                                 Weighted
                                                                                  Average
                                                                    Options    Exercise Price
                                                                  ----------   --------------
Balance at December 31, 1996............................               --         $   -
   Options granted......................................           2,291,000      $ 0.04
   Options exercised....................................          (1,350,000)     $ 0.01
   Options forfeited....................................             (30,000)     $ 0.01
                                                                  ----------
Balance at December 31, 1997............................             911,000      $ 0.08
                                                                  ----------
                                                                  ----------
Exercisable at end of year..............................             911,000      $ 0.08
                                                                  ----------



     As of December 31, 1997, exercise prices for options outstanding ranged from $0.01 to $0.25. The weighted average remaining contractual life of those options is 9.4 years.

     Pro forma information regarding net loss is required by FAS 123, computed as if the Company had accounted for its employee stock options under the fair value based accounting method of that statement. The value for these options was estimated at the date of grant using the minimum value method option pricing model. The following weighted average assumptions were used in 1997: (i) a risk free interest rate of 6.3%, (ii) a dividend yield of zero, and (iii) a weighted average expected life of the option of three years. The weighted average fair value of options granted in 1997 was $0.01.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma net loss for the year ended December 31, 1997 was $(1,881,909).

     The Company has reserved sufficient shares of its common stock for issuance upon conversion of the convertible preferred stock and exercise of options to purchase shares of common stock that may be issued under the Directors' Plan.

5.   Income Taxes

     The Company has no tax provision for the years ended December 31, 1996 and 1997. A reconciliation of the income tax provision at the U.S. statutory rate (34%) to the income tax provision at the effective tax rate is as follows:


                                                Years Ended December 31,
                                                ------------------------
                                                  1996          1997
                                                  ----          ----
        Income taxes computed at the federal
           statutory rate ..................    $(185,000)    $(639,000)
        Operating losses not utilized ......      185,000       639,000
                                                ---------     ---------
                                                $   --        $    --
                                                ---------     ---------
                                                ---------     ---------

     As of December 31, 1997, the Company had federal and state net operating loss carryforwards totaling approximately $1,800,000. The net operating loss carryforwards will expire beginning in 2004 through 2012 if not utilized.

     Utilization of the net operating losses is subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation will result in the expiration of net operating losses before utilization.

     Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes consisted of the following:


                                              Years Ended December 31,
                                              ------------------------
                                                 1996         1997
                                              ---------     ---------
Deferred tax assets:
   Net operating loss carryforwards ..        $  36,000     $ 747,000
   Other individually immaterial items             --           3,000
                                              ---------     ---------
Total deferred tax assets ............           36,000       750,000
Valuation allowance ..................          (36,000)     (750,000)
                                              ---------     ---------
Total net deferred tax assets ........        $    --       $    --
                                              ---------     ---------


     The net valuation allowance increased by $36,000 and $714,000 during the years ended December 31, 1996 and 1997, respectively.

6.   Year 2000 (Unaudited)

     The Company is aware of the issues associated with the programming code in existing computer systems as the new millennium (year 2000) approaches. The year 2000 situation is very serious and complex, and virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     The Company has reviewed its existing systems and does not anticipate that any corrective or reprogramming efforts will be required. The Company's systems utilize software packages that are purchased off the shelf and involve very limited customized coding that could potentially require correction or reprogramming; therefore, management has not assessed any year 2000 compliance expense and the related potential effect on the Company's business, financial condition, or results of operations.

7.   Subsequent Event

     In February 1998, the Company issued $1,100,000 in convertible subordinated promissory notes to certain Series B preferred stock investors and new investors, which bear interest at 6%. Principal and interest are due in May 1998. Upon completion of the Company's next equity financing, all outstanding principal and accrued interest amounts under the notes will be automatically converted to shares of capital stock at the same purchase price as such shares are sold to investors in the equity financing. In connection with the issuance of convertible subordinated promissory notes, the Company will issue an aggregate of 33,000 shares of common stock to the noteholders for each thirty-day period the convertible subordinated promissory notes are outstanding. A maximum of 99,000 shares may be issued, and no shares will be issued for partial months outstanding.

8.   Events Subsequent to Date of Auditors' Report (Unaudited)

     In May 1998, the Company issued an additional $200,000 in convertible subordinated promissory notes. In addition, the Company amended the terms of these notes in that the Company will issue an aggregate of 39,000 shares of common stock to the noteholders for each thirty-day period the convertible subordinated promissory notes are outstanding, up to a maximum of 255,000 shares.

     On July 30, 1998, the Company entered into an Agreement and Plan of Merger and Reorganization (the Plan) with First Virtual Corporation. Under the Plan, the Company's outstanding preferred and common stock would be converted into shares of First Virtual Corporation common stock. The Company's options and warrants would be converted to rights to acquire the First Virtual Corporation's common stock.

Item 7(b) - Pro Forma Financial Information

     On August 26, 1998, FVC.COM, Inc. ("FVC" or the "Company") acquired all the outstanding shares of ICAST Corporation ("ICAST"). Prior to the acquisition, ICAST was a privately-held, development-stage company which had minimal revenues since its inception in May 1996. ICAST develops, markets and supports software designed for Internet and Intranet broadcasting of real-time video, audio and data. Consideration for this purchase was 401,389 shares of FVC's common stock, a cash payment of $.3 million and the assumption of certain outstanding ICAST options and warrants. The purchase price, including liabilities assumed of $1.8 million, aggregated approximately $7.6 million, of which $0.7 million was allocated to tangible assets, $6.2 million to acquired in-process research and development and $0.7 million to other identified intangibles and goodwill. The allocation of the purchase price was done on the basis of an independent appraisal.

     The following unaudited pro forma combined condensed financial information reflects the business combination between FVC and ICAST accounted for using the purchase method of accounting. The pro forma combined condensed statements of operations combine FVC's historical statements of operations with ICAST's historical statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998. The pro forma combined condensed statements of operations reflect the combination as if it had occurred at the beginning of each period presented. A pro forma combined balance sheet is not being filed pursuant to Rule 11-02 of Regulation S-X. The consolidated balance sheet of FVC filed in connection with the FVC.COM, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 includes the balance sheet data for ICAST.

     The unaudited pro forma combined condensed statements of operations are not necessarily indicative of the operating results that would have been achieved had the transaction been effected as of the beginning of such period and should not be construed as representative of future operations.

                       FVC.COM, INC. AND ICAST CORPORATION
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      (in thousands, except per share data)
                                   (unaudited)

                                                   Year ended
                                                December 31, 1997
                                             ------------------------   Pro Forma       Pro Forma
                                             FVC.COM, Inc. ICAST Corp.  Adjustments      Combined
                                             ------------- -----------  -----------      --------
Revenues ..................................    $ 18,771     $    107                     $ 18,878
Cost of revenues ..........................      10,466           16                       10,482
                                               --------     --------                     --------
        Gross profit ......................       8,305           91                        8,396
Operating expenses:
        Research and development ..........       5,420        1,049                        6,469
        Selling, general and administrative       6,997          980     $    212(1)        8,189
                                               --------     --------                     --------
Total operating expenses ..................      12,417        2,029                       14,658
                                               --------     --------                     --------
Operating loss ............................      (4,112)      (1,938)                      (6,262)
Other (expense) income, net ...............        (216)          59                         (157)
                                               --------     --------                     --------
Net loss ..................................    $ (4,328)    $ (1,879)    $    212        $ (6,419)
                                               --------     --------     --------        --------
                                               --------     --------     --------        --------
Basic and diluted net loss per share ......    $  (1.44)                                 $  (1.88)
                                               --------                                  --------
                                               --------                                  --------
Shares used to compute basic and diluted
        net loss per share ................       3,012                                     3,413
                                               --------                                  --------
                                               --------                                  --------



See accompanying notes to pro forma combined condensed statements of operations

                       FVC.COM, INC. AND ICAST CORPORATION
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      (in thousands, except per share data)
                                   (unaudited)


                                                   Year ended
                                                December 31, 1997
                                             ------------------------   Pro Forma       Pro Forma
                                             FVC.COM, Inc. ICAST Corp.  Adjustments      Combined
                                               --------     --------     --------        --------
Revenues ..................................    $ 20,033     $    244                     $ 20,277
Cost of revenues ..........................      10,805           36                       10,841
                                               --------     --------                     --------
        Gross profit ......................       9,228          208                        9,436
                                               --------     --------                     --------
Operating expenses:
        Research and development ..........       3,871          814                        4,685
        Selling, general and administrative       5,347        1,088     $    106(1)        6,541
                                               --------     --------                     --------
Total operating expenses ..................       9,218        1,902                       11,226
                                               --------     --------                     --------
Operating loss ............................          10       (1,694)                      (1,790)
Other expense, net ........................        (381)         (16)                        (397)
                                               --------     --------     --------        --------
Net loss ..................................    $   (371)    $ (1,710)    $    106        $ (2,187)
                                               --------     --------     --------        --------
                                               --------     --------     --------        --------

Basic and diluted net loss per share ......    $  (0.05)                                 $  (0.28)
                                               --------                                  --------
                                               --------                                  --------
Shares used to compute basic and diluted
        net loss per share ................       7,504                                     7,905
                                               --------                                  --------
                                               --------                                  --------


 See accompanying notes to pro forma combined condensed statements of operations

                       FVC.COM, INC. AND ICAST CORPORATION
           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

                                   (unaudited)



1.   Adjustments to the Pro Forma Combined Condensed Statements of Operations


     The pro forma combined condensed statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 include increases of $212,000 and $106,000, respectively, in selling, general and administrative expenses to reflect the amortization of goodwill and other intangible assets in connection with the acquisition over their estimated useful lives.


2.   Nonrecurring Charges

     The nonrecurring charge of $6,204,000, resulting from acquired in-process technology is not reflected in the pro forma information presented herein pursuant to Article 11 of Regulation S-X. Amounts allocated to technology were estimated based upon an independent appraisal which used a risk adjusted income approach applied to specifically identified technologies. In-process technology was expensed upon acquisition because technological feasibility had not been established and no alternative future uses existed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                  FVC.COM, INC.


Dated:  November 9, 1998                     By:   /s/ James O. Mitchell
                                                  ------------------------------
                                                  James O. Mitchell
                                                  Vice President, Operations
                                                  and Chief Financial Officer